IDACORP

Exhibit 5.1

THOMAS R. SALDIN

Sr. Vice President & General Counsel

November 24, 2008

IDACORP, Inc.

1221 West Idaho Street

Boise, Idaho  83702-5627

Ladies and Gentlemen:

I am General Counsel to IDACORP, Inc., an Idaho corporation (the “Company”), and have acted as such in connection with preparation and filing of an automatic shelf registration statement on Form S-3 (the “Registration Statement”), which the Company proposes to file on or about the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and sale by the Company of 1,486,821 shares of its common stock, without par value (the “Common Stock”) pursuant to the IDACORP, Inc. Dividend Reinvestment and Stock Purchase Plan (the “Plan”).

For purposes of this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of (i) the Registration Statement; (ii) the Articles of Incorporation, as amended, and Amended Bylaws of the Company; (iii) resolutions adopted by the Board of Directors of the Company relating to the Registration Statement and the issuance and delivery of the Common Stock and (iv) such other instruments, certificates, records and documents, and such matters of law, as I have considered necessary or appropriate for the purposes hereof (items (i) through (iv) above collectively, the “Transaction Documents”).  In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to the original documents of all documents submitted to me as copies and the authenticity of the originals of such latter documents.  As to any facts material to my opinion, I have, when relevant facts were not independently established, relied upon the Transaction Documents.

Based upon and subject to the foregoing, and subject to the further qualifications and limitations expressed below, I am of the opinion that:

(1)        The Company is validly existing as a corporation and is in good standing under the laws of the State of Idaho.

(2)        The issuance of the Common Stock has been duly authorized by the Board of Directors of the Company.

P.O. Box 70 (83707)

1221 W. Idaho St.

Boise, ID 83702

IDACORP, Inc.

November 24, 2008

(3)        When (i) the Registration Statement shall have become effective under the Securities Act and (ii) the shares of Common Stock shall have been issued, sold and delivered pursuant to the terms and provisions of the Plan and for the consideration contemplated thereby, such shares of Common Stock will be validly issued, fully paid and non-assessable.

(4)        The Common Stock to be purchased in the open market is validly issued, fully paid and non-assessable.

My opinions expressed above are limited to the laws of the State of Idaho and the federal laws of the United States.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to me contained under the heading “Legal Matters” in said Registration Statement and any amendments thereto and in the prospectus constituting a part thereof.  In giving such consent, I do not thereby concede that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Thomas R. Saldin

Thomas R. Saldin